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                                                                     EXHIBIT 11

                               CELADON GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
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                                                             FOR THE THREE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                              ----------------------------
                                                                  1997           1996
                                                                 ------         ------
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PRIMARY:

    Weighted average shares issued....................        7,750,580          7,750,580
    Weighted average shares in treasury...............         (128,000)          (110,858)
    Dilutive effect of options and warrants using the
    average market price under the treasury stock
    method............................................           85,483              3,719
                                                             -----------         ---------
    Shares used to compute primary earnings per share.         7,708,063         7,643,441
                                                             ===========         =========
Net income attributable to common stockholders........        $1,670,727          $890,396
                                                              ==========          ========
Net income per common share...........................             $0.22             $0.12
                                                                   =====             =====
FULLY DILUTED:
    Shares used to compute primary earnings per share.         7,708,063         7,643,441
    Incremental dilutive effect of options and warrants
    using the higher of average price or period end price
    under the treasury stock method....................           33,665            10,867
                                                             -----------         ----------
    Shares used to compute fully diluted earnings per share    7,741,728         7,654,308
                                                               =========         =========
Net income attributable to common stockholders........        $1,670,727          $890,396
                                                              ==========          ========
Net income per common share...........................             $0.22             $0.12
                                                                   =====             =====
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